Exhibit 8.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

June 1, 2006

Torchmark Corporation

3700 South Stonebridge Drive

McKinney, TX 75070

Torchmark Capital Trust III

c/o Torchmark Corporation

3700 South Stonebridge Drive

McKinney, TX 75070

Re:	Trust Preferred Securities of Torchmark Capital Trust III

Ladies and Gentlemen:

We have acted as special tax counsel for Torchmark Corporation, a Delaware corporation (the “Company”), and Torchmark Capital Trust III, a statutory trust organized under the Statutory Trust Act of the State of Delaware (the “Trust”), in connection with the sale pursuant to an Underwriting Agreement dated June 1, 2006 by and among the Company, the Trust and the underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”) of trust preferred securities (liquidation amount $25 per capital security) (the “Trust Preferred Securities”) of the Trust, which will represent undivided beneficial interests in the assets of the Trust.

The Trust Preferred Securities will be guaranteed by the Company with respect to distributions and payments upon liquidation, redemption and otherwise pursuant to the Preferred Securities Guarantee Agreement to be entered into (the “Guarantee Agreement”) between the Company and The Bank of New York Trust Company, N.A., as trustee, for the benefit of the holders of the Trust Preferred Securities.

In connection with the issuance of the Trust Preferred Securities, the Trust will also issue common securities (liquidation amount $25 per common security) (the “Common Securities”), which will represent undivided beneficial interests in the assets of the Trust.

The proceeds from the sale of the Trust Preferred Securities and the Common Securities are to be used by the Trust to purchase junior subordinated debentures (the “Debentures”) to be issued by the Company. The Trust Preferred Securities and the Common Securities are to be issued pursuant to the Amended and Restated Declaration of Trust (the “Declaration”) to be entered into by and among the Company, as sponsor, Michael J. Klyce, Larry M. Hutchinson and Gary L. Coleman, as regular trustees (the “Regular Trustees”), The Bank of New York (Delaware), as Delaware trustee (the “Delaware Trustee”), The Bank of New York Trust Company, N.A., as property trustee (the “Property Trustee”), and the holders from time to time of undivided beneficial interests in the assets of the Trust. The Debentures are to be issued pursuant to the Junior Subordinated Indenture dated as of November 2, 2001 between the Company and The Bank of New York, as trustee, as amended by the Agreement of Resignation, Appointment and Acceptance effective May 5, 2005 by and among the Company, The Bank of New York and The Bank of New York Trust Company, N.A. (as so amended, the “Indenture”).

June 1, 2006

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus Supplement dated June 1, 2006 (including the Prospectus dated April 28, 2006); (ii) the Certificate of Trust filed with the Secretary of State of the State of Delaware as of April 25, 2006, by the Regular Trustees, and the Delaware Trustee (the “Certificate of Trust”); (iii) the Declaration including the designation of the terms of the Trust Preferred Securities; (iv) the form of the Trust Preferred Securities; (v) the Guarantee Agreement; (vi) the Indenture; (vii) the form of Debentures; (viii) the form of Common Securities; and (ix) the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such agreements, certificates of public officials, certificates of officers, trustees or other representatives of the Company, the Trust and others, as applicable, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures; the authenticity, validity and enforceability of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies; the transactions described in the Prospectus Supplement are performed in the manner described therein; full compliance with the terms of the Declaration; that the Declaration will constitute the entire agreement amount the parties thereto with respect to the subject matter thereof; and that the Certificate of Trust will be in full force and effect and will not be amended. In making our examination of documents executed, or to be executed by parties other than the Company or the Trust, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others.

In rendering our opinion, we have participated in the preparation of the preliminary Prospectus Supplement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and assumptions set forth in the documents referred to above and the statements and representations made by the Company and the Trust.

In rendering our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, temporary, and final) promulgated thereunder, judicial decisions, and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

June 1, 2006

Based solely upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, (i) we are of the opinion that the Trust will be classified as a grantor trust and not as an association taxable as a corporation and (ii) we confirm that the statements of law and legal conclusions set forth under the heading “United States Federal Income Tax Consequences” in the Prospectus Supplement represent our opinion.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the issuance of the Debentures, the Trust Preferred Securities, the Common Securities or any transactions related to or contemplated by such issuance. In connection with the sale of the Trust Preferred Securities pursuant to the Registration Statement of the Company filed with the Securities and Exchange Commission on April 28, 2006 (the “Registration Statement”), we are furnishing this opinion to you solely for your benefit and the benefit of investors purchasing the Trust Preferred Securities upon original issuance. This opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission.

We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Maynard, Cooper & Gale, P.C. therein under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.

Maynard, Cooper & Gale, P.C.